Exhibit 99.2

Prepared Remarks for First Quarter Fiscal Year 2012 Results
Issued February 1, 2012

Introduction

About These Remarks

As previously announced Green Mountain Coffee Roasters, Inc. (GMCR) will be discussing its first quarter fiscal year 2012 financial results with analysts and investors in a conference call and live webcast available via the Internet beginning at 5:00 p.m. ET today, February 1, 2012. The following commentary is provided by management in conjunction with GMCR’s first quarter fiscal year 2012 results press release and conference call. These remarks represent management’s current views on the Company’s financial and operational performance as of the date of these remarks. These remarks are provided in advance of the conference call to make efficient use of investors and analysts’ time but will not be read on the live conference call. Management’s prepared remarks on its quarterly results will be provided via a Current Report on Form 8-K and also posted under the events link in the Investor Relations section of the Company’s website at www.GMCR.com.

Conference Call and Live Webcast

The conference call webcast is accessible via live webcast from the events link in the Investor Relations portion of the Company’s website at http://investor.gmcr.com/events.cfm as are accompanying supplemental slides.  The Company archives the latest conference call for a period of time on its website.  A replay of the conference call also will be available by telephone at (719) 457-0820, Passcode 9427808 from 9:00 p.m. ET on February 1, 2012 through 9:00 p.m. ET on Sunday, February 5, 2012.

First Quarter Fiscal Year 2012 Business Overview
(Supplemental to the first quarter fiscal year 2012 earnings press release issued February 1, 2012)

GMCR remains focused on its value drivers and its enabling initiatives, which we believe will allow the Company to continue to build the value of our enterprise. The Company believes its value drivers include:

1.  Supporting brewer adoption both at home and away from home;

2.  Increasing the opportunities for portion pack consumption;

3.  Leveraging our multi-channel distribution;

4.  Scaling our business to meet demand ; and,

5.  Enhancing our geographic presence.

Supporting Brewer Adoption

We estimate that the combination of brewer shipments from GMCR and its licensed partners resulted in shipments of 4.2 million Keurig® Single Cup Brewers in the first quarter of fiscal year 2012. This brewer shipment number does not account for consumer returns to retailers. We estimate that GMCR brewer shipments represented approximately 94% of total brewers shipped with Keurig® technology in the period. The remaining 6% is comprised of shipments of third-party brewers, marketed and sold by our licensed partners, Breville Group Limited (Breville® brand), Conair (Cuisinart® brand) and Jarden (Mr. Coffee® brand).

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Starbucks
In early November 2011, Starbucks K-Cup® packs became available for purchase through food, drug, mass merchandisers, club, specialty and department store retailers throughout the U.S.  In late December 2011, Starbucks K-Cup® packs also became available for sale on one of GMCR's consumer-direct websites: www.keurig.com, and Starbucks’ consumer-direct website: starbucksstore.com. Starbucks K-Cup® packs will be available at major food, drug, mass, club, specialty, and department store retailers throughout Canada beginning March 2012. The companies expect to further expand Starbucks K-Cup® pack and Keurig® Single Cup Brewing system distribution to Starbucks stores in the latter part of 2012.

Increasing Portion Pack Consumption
The goal of our beverage new product development group is “a beverage for every occasion.” We’re pleased with the success we’ve had thus far with new beverages including our Brew Over Ice™ varieties and our Green Mountain Naturals™ Hot Apple Cider. Our goal is to continue to drive consumer interest and satisfaction by providing an even broader range of beverage options to surprise and delight consumers.

Leveraging our Multi-Channel Distribution
The goal of our multi-channel distribution strategy is to ensure consumers can purchase portion packs wherever they shop. We estimate consumers can purchase the Keurig® Brewing System in more than 36,000 points of distribution. Following is a summary of some of the progress made during our fiscal first quarter.

Grocery
Our objective in grocery is not only expanding distribution but also increasing the variety and shelf space within existing stores, and we’ve been pleased to see an increasing number of accounts accepting our dedicated merchandising sets.

According to SymphonyIRI Group, Inc. (IRI) data, 12-count portion packs sold by GMCR achieved an ACV (all commodity volume) of 90% nationwide with an average of 18 items per store in U.S. grocery stores for the 12-weeks ended December 25, 2011. ACV and item count was higher in the Northeast, with 100% ACV and an average of 33 items per store, compared to the West, where ACV was 84%, with an average of 15 items per store.

Department, Specialty, Mass Retailers and Wholesale Clubs
We saw continued strong growth of Keurig® Single Cup Brewing system adoption through the first quarter of fiscal year 2012 as evidenced by data from NPD Group. In addition, Keurig® remains the number one selling coffee maker brand. In the same period, the Keurig Single Cup Brewing system’s unit share (excluding licensed partners) grew to 35% over fiscal year 2011. Finally, Keurig® Single Cup Brewers were the top four bestselling coffee makers during the Company’s fiscal first quarter, in both dollar and unit sales.  Including licensed brewers, brewers with Keurig® technology held the top six selling brewers by dollar share. (Note: NPD data does not include all retailers, and is estimated to represent 35%-40% of the total coffee maker opportunity.)

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These impressive results continue to support the growing trend of Keurig® Single Cup technology adoption as the way to brew coffee at home or in the office in North America.

Awareness of the Keurig® Single Cup system continues to grow, driven by the combined advertising and promotion of our own Keurig® Branded and owned coffee branded programs, as well as programs from the non-owned coffee brands in the system including Dunkin’ Donuts®, Folgers® (J.M. Smucker Co. brand) and Starbucks® as well as those of our licensed brewer partners, Breville Group Limited (Breville® brand), Conair (Cuisinart® brand) and Jarden (Mr. Coffee® brand).

Away From Home
The Away From Home segment of our business is both a significant profit contributor and a “trial generator” helping us build At Home penetration and success.  The Away From Home business is more mature than our At Home retail business as it commenced in 1998 compared to 2004 for At Home.  However, this segment is experiencing continued growth as we focus on bringing Keurig® to workplaces throughout North America.  During our first quarter of fiscal year 2012 the Away From Home business experienced 41% growth in brewer placements versus a year ago.  Keurig® Away From Home brewers are sold by Keurig® Authorized Distributors, direct to end users on our consumer direct websites and in retail locations such as Staples and Office Depot.

Hospitality
Trial of Keurig® products is also generated in our hospitality channel where our in-room brewer can be found in up-market hotel properties.  Approximately 200,000 hotel rooms in North America have Keurig® B130 Single Cup Brewers and K-Cup® packs available to guests. We estimate that these brewer placements generate over 25 million annual “trials” of the Keurig® system which benefits both our At Home and Away From Home businesses.

Consumer Direct
Our consumer-facing websites are often the initial gateway consumers use to learn about the Keurig® system.  Additionally, our websites are leading e-commerce platforms with many of our consumers purchasing their ongoing Keurig® pack needs conveniently. For instance, www.keurig.com  had 6.3 million unique visitors in the first quarter of fiscal year 2012 and a 64% increase in site-generated revenue.

Scaling our Business to Meet Demand
GMCR currently operates production/distribution facilities in Castroville, California; Knoxville, Tennessee; Essex, Waterbury and Williston, Vermont; Sumner, Washington; Toronto, Ontario; and, Montreal, Quebec. The Company also conducts research and development activities in facilities in Reading, Wakefield and Woburn, Massachusetts; and in Waterbury, Vermont.

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Given our expectation of continued demand growth for K-Cup® packs, including the new addition of well-recognized brands to the Keurig® Single Cup Brewing system, we continue to work to deploy necessary portion pack production capacity.  We continue to add capacity across virtually all of our production locations and intend to add significant manufacturing floor space in fiscal year 2012 including significant expansion of our Essex, Vermont location, and the addition of a new facility in Isle of Wight County, Virginia.

Enhancing Our Geographic Presence
We continue to make excellent progress with brewer adoption in Canada. According to sell-through data from retailers reporting to NPD Group, for the period October through December 2011, Keurig® Single Cup Brewers were the top-ranked coffee maker brand in Canada based on dollar sales, with Keurig®’s dollar share of all coffee makers increasing to 35.4% compared to 20.2% in the same period in the prior year. Keurig® was the second- ranked brewer in the region based on unit sales, with unit sales increasing to 24.0% share from 11.9% share in the same period in the prior year. With our success in Canada, we continue to evaluate the potential of opportunities outside North America.

Effective at the beginning of our fiscal year 2012, we changed our organizational structure to align certain portions of our business by geography. Prior to fiscal year 2012, sales and operations associated with the Timothy’s brand were included in our Specialty Coffee business unit segment and a portion of the At Home single-cup business with retailers in Canada was included in the Keurig® business unit segment.  Under the new structure, Timothy’s and all of the At Home single-cup business with retailers in Canada are included in the Canadian business unit segment. This change results in a segmentation of our business by geography with all of our U.S. business in the Specialty Coffee business unit and Keurig® business unit and all of our Canadian business included in the Canadian business unit. We did not change our operating or reporting segments and our management structure remains the same with the President of each business unit reporting directly to our Chief Executive Officer.

Separately today, we will file a Form 8-K in which we will provide a summary of the effects of the above changes on our historical segment results. The information contained in this Form 8-K is being furnished pursuant to Regulation FD in order to provide historical data that is on a basis consistent with our new structure. Beginning with our Quarterly Report on Form 10-Q for the quarter ended December 24, 2011, our financial statements will reflect the structure with prior periods adjusted accordingly.

The recasting of previously issued financial information does not represent a restatement of previously-issued financial statements and does not affect our consolidated reported net income, earnings per share, total assets or stockholders’ equity for any of the previously reported periods.

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Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here.  Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the difficulty in forecasting  sales and production levels, the degree to which there are changes in consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in efficiently and effectively integrating the Company’s acquisitions, the ability to maximize or successfully assert our intellectual property rights, the Company’s success in introducing and producing new product offerings, the Company’s dependence on external capital,  including  the Company’s credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, the Company’s ability to continue to grow and build profits in the At Home and Away from Home businesses, the Company’s ability to attract and retain senior management,  the continued availability of a consistent supply of parts for our brewers, and the brewers themselves,  the Company experiencing product liability, product recall and higher than anticipated rates of warranty expense or sales returns associated with a product quality or safety issue, the extent to which the data security of the Company’s websites may be compromised, the impact of the loss of major customers for the Company or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, the Company’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, the impact of the inquiry initiated by the SEC and any related litigation or additional governmental investigative or enforcement proceedings, as well as other risks described more fully in the Company’s Annual Report on Form 10-K for fiscal year 2011 and other filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this release.  The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.